Exhibit 99.1

Paratek Pharmaceuticals Reports Fourth Quarter and Full Year 2017 Financial Results and Remains on Track for Commercial Launch by First Quarter 2019

-	Completed submission of NDAs for oral and intravenous omadacycline for the treatment of pneumonia and skin infections
-	Expanded medical affairs and payer account management teams in readiness for discussions with formulary committees
-	Announced FDA acceptance of Allergan’s NDA for SEYSARA™ (sarecycline)

BOSTON, March 1, 2018 -- Paratek Pharmaceuticals, Inc. (Nasdaq:PRTK), a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon tetracycline chemistry, today reported financial results and provided an update on financial, clinical, and regulatory filing activities for the quarter and full year ended December 31, 2017.

“We had a strong finish to the year as we initiated our Phase 2 program in urinary tract infections and, importantly, we recently announced the completion of the rolling NDA submissions for omadacycline,” said Michael Bigham, Chairman and Chief Executive Officer, Paratek. “We continue to expand our commercial readiness activities for omadacycline as we await the FDA’s acceptance of our NDAs”.

Recent Highlights

•

Completed submission of New Drug Applications (NDAs) with the U.S. Food and Drug Administration (FDA) on February 2, 2018 for the once-daily oral and intravenous formulations of omadacycline for the treatment of community-acquired bacterial pneumonia (CABP) and acute skin and skin structure infections (ABSSSI)

•

Advanced commercial readiness activities, including initiation of manufacturing validation and commercial product supply and expansion of the medical affairs and payer account management teams in readiness for payer formulary discussions

•	Initiated the first of two Phase 2 studies of omadacycline in urinary tract infections (UTI)
•	Announced FDA acceptance of Allergan’s NDA for Seysara
•	Raised $50.0 million through a registered underwritten public offering of common stock

Upcoming Milestones

•	FDA acceptance of omadacycline NDAs anticipated in April 2018
•	Formulary discussions with payers to begin post FDA acceptance of NDA filing
•

Presentation of clinical and microbiological data at the upcoming European Congress of Clinical Microbiology and Infectious Disease, including nine posters and one oral presentation of the OASIS-2 study of oral-only omadacycline in ABSSSI

•	European pre-submission meetings planned for the second quarter of 2018

Fourth Quarter and Full Year 2017 Financial Results

For the fourth quarter of 2017, Paratek reported a net loss of $21.9 million, or ($0.78) per share, compared to a net loss of $26.5 million, or ($1.16) per share, for the same period in 2016.  For the year ended December 31, 2017, Paratek reported a net loss of $89.1 million, or ($3.32) per share, compared to a net loss of $111.6 million, or ($5.51) per share, for the same period in 2016.

Revenue earned during the year ended December 31, 2017 primarily consists of a $7.5 million upfront payment received as part of a collaboration agreement with Zai Lab and a $5.0 million milestone payment earned from Allergan on FDA acceptance of the Seysara NDA.

Research and development expenses were $14.2 million and $60.1 million for the quarter and year ended December 31, 2017, respectively, compared to $19.7 million and $83.5 million for the same periods in 2016. The decrease was driven primarily by lower clinical study costs associated with the completion of the Phase 3 program for omadacycline.  This decrease is partially offset by higher employee compensation costs, NDA preparation and related user fees, and an increase in medical affairs activity.

General and administrative expenses were $11.7 million and $37.0 million for the quarter and year ended December 31, 2017, respectively, compared to $6.5 million and $26.4 million for the same periods in 2016.  The increase was driven primarily by higher employee compensation costs as the Company continues to expand its commercial team, costs associated with pre-commercial activities, and business development efforts.

As of December 31, 2017, Paratek had cash, cash equivalents, and marketable securities of $151.7 million. Based on current assumptions, including full commercial buildout and launch of omadacycline, Paratek’s existing capital resources as well as the $50 million in proceeds from its January 2018 public offering of common stock, future contingent regulatory and commercial milestone payments from collaborations with Allergan and Zai Lab, anticipated extension of the interest-only period for the Hercules Term Loan, and estimated omadacycline product sales will enable Paratek to fund operating expenses and capital expenditure requirements into late 2019.

Conference Call and Webcast

Paratek’s earnings conference call for the quarter ended December 31, 2017 will be broadcast at 8:30 a.m. EDT on March 1, 2018. The live webcast can be accessed under "Events and Presentations" in the Investor Relations section of Paratek’s website at www.paratekpharma.com.

Domestic investors wishing to participate in the call should dial: 877-407-0792 and international investors should dial: 201-689-8263. The conference ID is 13675875. Investors can also access the call at http://public.viavid.com/index.php?id=128139.

Replays of the call will be available through March 15, 2018. Domestic investors can access the replay by dialing 844-512-2921 and international investors can access the replay by dialing 412-317-6671. The PIN code to access the replay is 13675875.

Website Information

Paratek routinely posts important information for investors on the Investor Relations section of its website at www.paratekpharma.com. Paratek intends to use this website as a means of disclosing material, non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Paratek’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Paratek’s website is not incorporated by reference into, and is not a part of, this document.

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon its expertise in novel tetracycline chemistry. The Company’s lead product candidate, omadacycline, is a new, once-daily oral and intravenous broad-spectrum antibiotic being developed for the treatment of serious community-acquired bacterial infections, including community-acquired bacterial pneumonia (CABP), acute bacterial skin and skin structure infections (ABSSSI), and urinary tract infections (UTI). Omadacycline has been granted Qualified Infectious Disease Product designation and Fast Track status by the U.S. Food and Drug Administration for the target indications of ABSSSI, CABP, uUTI and cUTI. Paratek has completed Phase 3 development activities for omadacycline in CABP and ABSSSI and has completed its New Drug Applications to the U.S. FDA and is preparing a marketing authorization in the European Union. Paratek has entered into a collaboration agreement with Zai Lab for the development and commercialization of omadacycline in the greater China region, and retains all remaining global rights.

Under a research agreement with the U.S. Department of Defense, omadacycline also is being studied against pathogenic agents causing infectious diseases of public health and biodefense importance, including plague and anthrax.

Paratek's second Phase 3 product candidate, SEYSARA™ (sarecycline), is being developed by Allergan in the U.S. as a new once-daily oral therapy for the treatment of acne. Allergan has completed Phase 3 development activities for Seysara and its new drug application was accepted for review by the U.S. FDA in December 2017. Paratek retains all ex-U.S. rights to sarecycline.

Recognizing the serious threat of bacterial infections, Paratek is dedicated to providing solutions that enable positive outcomes and lead to better patient stories.

For more information, visit www.ParatekPharma.com or follow @ParatekPharma on Twitter.

Forward Looking Statements

This press release contains forward-looking statements including statements related to our overall strategy, product candidates, clinical studies, prospects, potential and expected results, including statements about the timing of advancing omadacycline and otherwise preparing for clinical studies, the timing of enrollment in our clinical studies and our reporting of the results of such studies, the potential for omadacycline to serve as an empiric monotherapy treatment option for patients suffering from ABSSSI, CABP, UTI, and other bacterial infections when resistance is of concern, the prospect of omadacycline providing broad-spectrum activity, and our ability to obtain regulatory approval of omadacycline All statements, other than statements of historical facts, included in this press release are forward-looking statements, and are identified by words such as "advancing," "believe," "expect," "well positioned," "look forward," "anticipated," "continued," and other words and terms of similar meaning. These forward-looking statements are based upon our current expectations and involve substantial risks and uncertainties.  We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements.  Our actual results and the timing of events could differ materially from those included in such forward-looking statements as a result of these risks and uncertainties.  These and other risk factors are discussed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the Securities and Exchange Commission.  We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein.

PARATEK PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except loss per share data)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Revenue	$5,072	$29	$12,616	$29
Operating expenses:
Research and development	14,225	19,703	60,072	83,460
General and administrative	11,665	6,504	36,965	26,400
Impairment of intangible assets	62	—	743	—
Changes in fair value of contingent consideration	(13)	(289)	(584)	(345)
Total operating expenses	25,939	25,918	97,196	109,515
Loss from operations	(20,867)	(25,889)	(84,580)	(109,486)
Other income and expenses:
Interest income	398	287	1,377	1,069
Interest expense	(1,413)	(855)	(5,079)	(3,223)
Other gains (and losses), net	(10)	3	(34)	4
Loss before income taxes	(21,892)	(26,454)	(88,316)	(111,636)
Provision for income taxes	—	—	753	—
Net loss	$(21,892)	$(26,454)	$(89,069)	$(111,636)
Basic and diluted net loss per common share	$(0.78)	$(1.16)	$(3.32)	$(5.51)
Weighted average common shares outstanding - basic and diluted	27,937,157	22,819,268	26,827,253	20,253,082

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	As of December 31,
	2017	2016

Cash, cash equivalents and marketable securities	$151,723	$128,038
Total assets	$163,698	$135,732
Working capital	$143,697	$111,688
Current liabilities	$16,789	$20,412
Long-term obligations, less current portion	$64,431	$43,728
Common stock and additional paid-in capital	$552,748	$451,970
Accumulated deficit	$(470,112)	$(380,362)
Total stockholders’ equity	$82,478	$71,592

CONTACTS:

Media Relations:	Investor Relations:
Michael Lampe	Hans Vitzthum
(484) 575-5040	LifeSci Advisors, LLC.
michael@scientpr.com	617-535-7743